CAUSEWAY CAPITAL MANAGEMENT TRUST

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

Causeway Capital Management Trust (the “Trust”) hereby amends and adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (“1940 Act”) on behalf of the Causeway International Value Fund, Causeway Global Value Fund, Causeway Emerging Markets Fund, Causeway International Opportunities Fund and Causeway Global Absolute Return Fund and any series that may commence operations in the future (each a “Fund”).

A.	General Description of Classes Offered.

Each Fund shall have one or more of the following classes (each a “Class”), as may from time to time be created by the Board of Trustees of the Trust acting pursuant to the Declaration of Trust.

1. Investor Class Shares. Investor Class shares are sold to the general public. They may be held directly by the beneficial owner, or by a profit-sharing or retirement plan.

Investor Class shares are subject to no front-end or contingent deferred sales load. Investor Class shares pay a shareholder services fee at an annual rate of up to 0.25% of average daily net assets of the Fund, as set forth in the Shareholder Service Plan and Agreement.

2. Institutional Class Shares. Institutional Class shares are available for purchase by institutions and individuals who meet the account minimum set forth below.

Institutional Class shares are subject to no front-end or back-end sales load and pay no shareholder services fee. The minimum initial investment for Institutional Class shares is $1 million. The minimum initial investment is waived for employees of the Fund’s investment adviser and trustees of the Fund and their families. The minimum initial investment may be lower for certain investors, including other Funds, financial advisers and other intermediaries and institutions, as set forth in the Fund’s prospectus or statement of additional information.

B.	Expense Allocations of Each Class

1. Certain expenses may be attributable to a particular Class of shares (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class. Fees and expenses that are not Class Expenses are allocated among the Classes on the basis of their respective net asset values.

In addition to the shareholder service fees described above, each Class also could pay a different amount of the following other expenses:

(a)	transfer agent fees identified as being attributable to a specific Class of shares;

(b)	stationary, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class of shares;

(c)	Blue Sky fees incurred by a specific Class of shares;

(d)	Securities and Exchange Commission registration fees incurred by a specific Class of shares;

(e)	Trustees’ fees or expenses incurred as a result of issues relating to a specific Class of shares;

(f)	accounting expenses relating solely to a specific Class of shares;

(g)	auditors’ fees, litigation expenses and legal fees and expenses relating to a specific Class of shares;

(h)	expenses incurred in connection with shareholders meetings as a result of issues relating to a specific Class of shares; and

(i)	other expenses incurred attributable to a specific Class of shares.

2. Causeway Capital Management LLC, the Fund’s investment adviser, may agree to waive the fees and/or reimburse the non-Class Expenses of any Fund. Such waiver or reimbursement will be allocated to each Class of the Fund in the same proportion as the fee or expense being waived or reimbursed.

C.	Exchange Privileges

Each Class may offer exchange privileges with shares of the same Class of any other Fund, to be effected in accordance with procedures and any requirements set forth in the Fund’s prospectus or statement of additional information.

D.	Conversion Features

The Classes have no conversion features.

E.	Additional Information

The prospectus and statement of additional information for the Fund may contain additional information about the Classes and the Fund’s multiple class structure; provided, however, that none of the terms set forth in any such prospectus or statement of additional information shall be inconsistent with the terms of the Classes set forth in this Plan.

F.	Effective Date; Amendments

This Plan became effective on October 17, 2001. Before any material amendments can be made to this Plan, a majority of the Board of Trustees of the Trust, and a majority of the

Trustees who are not interested persons of the Trust (as defined in Section 2(a)(19) of the 1940 Act) must find that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each Class individually and the Trust as a whole.

Amended: October 31, 2011

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